Lev Pharmaceuticals Amends Cinryze™ BLA
to Include Prophylactic Data

Priority review designation targets FDA action by January 30, 2008 for both acute and prophylactic indications

New York, NY, October 30, 2007 - Lev Pharmaceuticals, Inc. (“Lev” or the “Company”) (OTCBB:LEVP.OB) today announced the submission of an amendment to its pending Biologics License Application (BLA) for Cinryze™ (C1 inhibitor) for the treatment of hereditary angioedema (HAE), also known as C1 inhibitor deficiency. The amendment includes the data from the Company’s pivotal U.S. Phase III trial of Cinryze™ for the prophylactic treatment of HAE.

As previously announced on October 1, 2007, the FDA accepted for filing the Company’s BLA for Cinryze™ for the acute treatment of HAE and designated the submission for priority review, targeting an FDA action by January 30, 2008. This submission of the prophylactic data will allow the FDA to complete a comprehensive review for both the acute and prophylactic indications of Cinryze™ without affecting the priority review timeline. Priority review status is granted by the FDA to products that, if approved, would be a significant improvement over existing therapies.

“Today’s announcement marks the achievement of another important milestone for Lev,” said Joshua D. Schein, Ph.D., Lev’s Chief Executive Officer. “The submission of the prophylactic data reconfirms our previously stated guidance and potentially moves us one step closer to providing a comprehensive treatment option for HAE patients in 2008," added Schein.

On September 10, 2007, Lev reported positive results from its pivotal U.S. Phase III trial of Cinryze™ for the prophylactic treatment of HAE. In the study, the protocol-defined, pre-specified primary endpoint was achieved, showing a clinically and statistically significant reduction in the number of HAE attacks.

On March, 14 2007, Lev announced the successful completion of its pivotal Phase III clinical trial for the acute treatment of HAE, which demonstrated a clinically and statistically significant reduction in the time to unequivocal relief of acute HAE attacks.

Lev is the only company developing both acute and prophylactic indications for the comprehensive treatment of HAE in the United States.

About Hereditary Angioedema
HAE is a genetic disorder caused by a deficiency of C1 inhibitor, a circulating plasma protein. This condition is the result of a defect in the gene controlling the synthesis of C1 inhibitor. C1 inhibitor maintains the natural regulation of the contact, complement, and fibrinolytic systems, that when left unrestricted, can initiate or perpetuate an attack by consuming the already low levels of endogenous C1 inhibitor in HAE patients. Patients with C1 inhibitor deficiency experience recurrent, unpredictable, debilitating, and potentially life threatening attacks of inflammation affecting the larynx, abdomen, face, extremities and urogenital tract. While there is no approved therapy for acute HAE attacks in the U.S., C1 inhibitor has been used in Europe to treat HAE for more than 30 years. There are estimated to be 10,000 people with HAE in the United States.

For more information on HAE, visit the U.S. HAE Association’s website at: www.haea.org.

About Lev Pharmaceuticals, Inc.
Lev is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. Lev’s C1 inhibitor, proposed to be marketed as CinryzeTM, has been granted orphan drug status for the treatment and prevention of HAE, potentially securing, upon approval, market exclusivity for seven years. Lev has also received fast track designation status from the FDA, which facilitates the development and expedites the review of drugs and biologics intended to treat serious or life threatening conditions and that demonstrate the potential to address unmet medical needs. Lev is also evaluating the development of C1 inhibitor for the treatment of acute myocardial infarction, or heart attack, and selective other diseases and disorders in which inflammation is known or believed to play an underlying role.

For more information about Lev, C1 inhibitor, or HAE, please contact Lev directly at 212-682-3096, or visit Lev’s website at www.levpharma.com.

Forward Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to new information arising out of clinical trial results, our heavy dependence on the success of CinryzeTM, our dependence on our suppliers, our dependence on third parties to manufacture CinryzeTM, obtaining regulatory approval to market CinryzeTM; market acceptance of CinryzeTM, maintaining the orphan drug status associated with CinryzeTM, the risks associated with dependence upon key personnel, and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the "Risk Factors that May Affect Results" section of our filings with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

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Contact:
Jason Tuthill
Director, Investor Relations
Lev Pharmaceuticals, Inc.
675 Third Avenue, Suite 2200
(212) 850-9130
jtuthill@levpharma.com